Exhibit 10.10

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE VIVIDION THERAPEUTICS, INC. HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT VIVIDION THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

RESEARCH FUNDING AND OPTION AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE

a California nonprofit

public benefit corporation

and

Vividion Therapeutics, Inc.,

a Delaware corporation

RESEARCH FUNDING AND OPTION AGREEMENT

This Agreement is entered into this 15th day of September, 2014 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 (“TSRI”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation located at C/O Cardinal Partners 230 Nassau Street Princeton NJ 08540 (“Sponsor”), with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to accelerated drug discovery using chemical proteomics, as more particularly described herein.

B. Sponsor is engaged in research and development aimed at discovery of therapeutically useful compounds.

C. Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D. Subject to any non-exclusive rights of the U.S. Government, TSRI is willing to grant to Sponsor an option to acquire rights and licenses to certain intellectual property arising from the Research Program.

E. TSRI and Sponsor are in discussions regarding a license agreement (the “Exclusive License Agreement”), pursuant to which TSRI would grant Sponsor an exclusive license under certain technology, materials and other information existing on the Effective Date and relating to various technologies, including TSRI’s patent and other intellectual property rights therein (collectively, the “Existing Technology”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1. DEFINITIONS.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Sponsor. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Sponsor includes Affiliates.

1.2 Agreement Number. This Agreement is TSRI number SFP-0000.

1.3 Biological Materials. The term “Biological Materials” shall mean any Technology in the form of tangible materials together with any progeny, mutants, or derivatives thereof developed in performance of the Research Program.

1.4 Confidential Information. The term “Confidential Information” shall mean any and all proprietary information of TSRI or Sponsor which may be disclosed or made available by such party (the “disclosing party”) to the other party (the “receiving party”) at any time and from time to time during the term hereof. The fact that a disclosing party may have marked or identified as confidential or proprietary any specific information shall be indicative that such disclosing party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such disclosing party. Confidential Information shall also include any information which, given the circumstances surrounding the disclosure, would be considered confidential by the disclosing party. Information shall not be considered confidential to the extent that the receiving party can demonstrate by competent proof that such information:

(a) Is in the public domain at the time of disclosure to the receiving party; or

(b) After disclosure to the receiving party, becomes part of the public domain, by publication or otherwise, without any breach of this Agreement by the receiving party; or

(c) Was known to the receiving party prior to the Effective Date, which knowledge was acquired independently and not from the disclosing party (including the disclosing party’s employees); or

(d) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure.

If Confidential Information is required to be disclosed by law or court order, the Party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that Party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other Party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.5 Field. The term “Field” shall mean [***].

1.6 Joint Technology. The term “Joint Technology” shall mean any Technology made or developed jointly by at least one employee or consultant of Sponsor (it being understood that, for purposes of this paragraph, no TSRI employee shall be considered a consultant of Sponsor) and at least one employee of TSRI, as determined under principles of inventorship under US patent law.

1.7 Patent Rights. The term “Patent Rights” shall mean (a) the U.S. patent application(s) directed to the Technology; (b) the foreign counterpart applications of the respective application(s) referenced in sub-clause (a) above; (c) divisionals, substitutions (only those claims of such substitutions that cover the identical subject matter that is covered by the application for which it is substituted), and continuations of any applications referenced in sub-clauses (a) and (b) above; (d) any claim(s) of a continuation-in-part application of any application set forth in sub-clauses (a)-(c) above that covers the exact subject matter disclosed in the specification of the respective application(s) referenced in sub-clause (a) above; (e) the patents issued from the applications referenced in sub-clauses (a)-(c) above and any reissues, reexaminations, renewals and patent term extensions of such patents; and (f) any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that satisfies all of the requirements of sub-clause (d), and any claim(s) of a reissue, reexamination, renewal and patent term extension of a patent issued from a continuation-in-part application referenced in sub-clause (d) that satisfies all of the requirements of sub-clause (d); provided, however, that in all cases under sub-clauses (b) – (f) above, the Patent Rights include only the subject matter and claims contained in the items referenced in sub-clauses (b) – (f) that are entitled to the priority date of the respective application(s) referenced in sub-clause (a) above.

1.8 Principal Investigator. The term “Principal Investigator” shall mean Dr. Cravatt, together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.9 Research Program. The term “Research Program” shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth on Exhibit A hereto.

1.10 Research Tool. The term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce, or incorporated into, a product.

1.11 Technology. The term “Technology” shall mean any invention, discovery, know-how, Biological Material, software, information and data, whether patentable or not, conceived and reduced to practice during the performance of the Research Program.

1.12 TSRI Technology. The term “TSRI Technology” shall mean any Technology, made or developed solely by one or more employees of TSRI, as determined under principles of inventorship under the patent laws of the United States of America.

2. CONDUCT OF RESEARCH PROGRAM.

2.1 Conduct of Research Program. TSRI hereby agrees to use reasonable efforts to perform the Research Program subject to the provisions of this Agreement. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2 Supervision of Research Program. TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator. In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator acceptable to Sponsor, which acceptance shall not be unreasonably withheld. In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of termination pursuant to this Section 2.2, which notice must be delivered to TSRI not more than [***] days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3 Reports. TSRI and the Principal Investigator shall keep complete and accurate records of the results of the Research Program. TSRI agrees to provide oral reports on a [***] basis, and Sponsor shall have the right, upon reasonable request from time to time, to discuss with TSRI, the Principal Investigator and other appropriate TSRI personnel, in person or otherwise, the Research Program and the results thereof. TSRI agrees that within [***] days following [***] during the term of this Agreement, TSRI shall furnish Sponsor with a written report summarizing the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding calendar year, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures. Subject to Section 3.1, all such reports shall be treated as Confidential Information by Sponsor. In the event that Sponsor identifies any Technology disclosed in such report as to which it would like to exercise its option and which has not been previously disclosed to Sponsor by TSRI in accordance with Section 3.2, Sponsor shall notify TSRI of such Technology in writing. Promptly following such notification, TSRI shall provide Sponsor with a Technology Disclosure in accordance with Section 3.2.

2.4 Financial and Staffing Obligations

(a) Contributions of Parties to Research Program. Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars in [***] in advance and due within [***] days of each respective payment date. The first payment for the period starting on the Effective Date and continuing through March 31, 2015 shall be $[***] US Dollars. The amounts specified above include all expense, overhead and other related costs due by Sponsor to TSRI in connection with the Research Program, and no other amounts shall be due or payable by Sponsor to TSRI or the Principal Investigator for performance of the Research Program. Each payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section 2.4(a) shall be sent to:

The Scripps Research Institute 10550 North Torrey Pines Road, TPC-7 La Jolla, California 92037 Attn: Vice President, Sponsored Programs Fax No.:

With a copy to:	The Scripps Research Institute 10550 North Torrey Pines Road, TPC-9 La Jolla, California 92037 Attn: Director, Technology Development Fax No.:

Or if payment is by wire transfer:	Bank of America Account Number: ABA Routing Number: Attn: Kathy McDowell Bank of America San Diego Corporate Banking 450 B Street, Suite 100 San Diego, California 92101

TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and in accordance with the payment schedule as set forth in this Section 2.4(a). Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4(a), TSRI shall have the right to immediately terminate this Agreement and this Agreement shall be null and void ab initio.

(b) Capital Equipment. Equipment purchased by TSRI with funds provided by Sponsor shall be the property of TSRI. All capital equipment provided under this Agreement by Sponsor for the use of TSRI remains the property of the Sponsor unless other disposition is mutually agreed upon in writing by the Parties. If title to this equipment remains with the Sponsor, Sponsor is responsible for maintenance and repair of the equipment, insuring the equipment against damage or loss, and the costs of its transportation to and from the site where it will be used.

(c) Indirect Cost Adjustment. TSRI shall have the right to adjust the payment amounts referenced above to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government and that will be in effect during the quarter that the work is performed. TSRI will notify Sponsor in writing of any change in the indirect cost rate before the effective date of such change. The corresponding direct costs will remain fixed as specified in Exhibit B.

3. OPTION FOR LICENSE.

3.1 Grant of Option. Subject to the terms of this Agreement and the reservation of rights specified in Sections 4.2 and 4.3, TSRI hereby grants to Sponsor:

(a) an exclusive option (the “Option”) to acquire an exclusive, worldwide license, under the terms and conditions of the Exclusive License Agreement, under TSRI’s rights in the Patent Rights, to make, have made, use, offer for sale, sell, have sold and import products, processes and Biological Material in the Field. In the event that a product, process or Biological Material utilizes a Research Tool, such Research Tool shall be made available to Sponsor solely on a non-exclusive basis.

(b) a non-exclusive, royalty-free, non-transferable license to make and use Technology solely for Sponsor’s internal research purposes during the performance of the Research Program. Any transfer of materials to Sponsor under this Section 3.1(b) shall require the execution of a Material Transfer Agreement. The terms of such Material Transfer Agreement shall be materially consistent with the form Material Transfer Agreement attached hereto as Exhibit C.

3.2 Disclosure of Technology. After Principal Investigator submits an invention disclosure covering any Technology to TSRI’s Office of Technology Development, TSRI shall disclose such Technology in writing to Sponsor (the “Technology Disclosure”). TSRI shall use [***] to provide a Technology Disclosure that contains sufficient detail to (i) [***]; and (ii) [***]. All such Technology Disclosures shall be maintained in confidence by Sponsor.

3.3 Option. Sponsor shall have a period of [***] days from receipt of the Technology Disclosure from TSRI (“Option Period”), within which to exercise its Option with respect to the particular Technology disclosed therein.

3.4 Exercise of Option. Sponsor shall exercise its Option by delivering to TSRI a written notice within the Option Period which specifies the particular Technology for which the Option is being exercised. Upon such notification, Sponsor and TSRI shall prepare and execute an amendment that adds the Technology to the Exclusive License Agreement [***] and certain other terms as may be mutually agreed by the Parties.

3.5 Patent Filings. [***] shall direct and control the preparation, filing and prosecution of patent applications and patents within the Patent Rights. [***] shall pay all fees and costs incurred during the term of this Agreement (including any subsequent Option Period) associated with work performed by TSRI’s Office of Patent Counsel and any independent counsel and related to the preparation, filing, prosecution and maintenance of the Patent Rights. Payment shall be made within [***] days after [***] receives an invoice therefor. Failure of [***] to pay patent fees and expenses as set forth above shall immediately relieve [***] from its obligation to incur any further patent fees and expenses. [***]’s obligation to pay all patent fees and costs incurred pursuant to this Agreement shall survive the termination or expiration of this Agreement. Both parties hereto agree that [***] may, at its sole discretion, utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance of patent application(s). [***] shall have full rights of consultation with the patent attorney so selected on all matters relating to patent application(s).

3.6 Joint Technology. The parties hereby agree that in the event that the disclosed Technology is Joint Technology and that Sponsor does not exercise its Option to include the Technology in the Exclusive License Agreement subject to Section 3.4, both Parties shall (i) have no further obligations to each other with respect to such Joint Technology and any resulting Patent Rights; and (ii) be free to independently license or otherwise dispose of their rights to such Joint Technology and any resulting Patent Rights on a worldwide basis without accounting to the other Party.

4. INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY.

4.1 Title. TSRI shall retain sole ownership and title to TSRI Technology and to all intellectual property rights related thereto. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title as TSRI deems appropriate. Ownership of and title to Joint Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein. Ownership of Patent Rights shall follow inventorship under principles arising under U.S. patent law.

4.2 Governmental Interest. TSRI and Sponsor acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. TSRI and Sponsor acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37 CFR 401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.3 Reservation of Rights. TSRI reserves the right to use for any internal research or educational purposes any Patent Rights, Biological Materials, or Research Tools, without TSRI being obligated to pay Sponsor any royalties or other compensation. In addition, TSRI reserves the right to grant non-exclusive, non-commercial research and educational use licenses to other nonprofit or academic institutions to Patent Rights, Biological Materials, or Research Tools, without the other non-profit entity being obligated to pay Sponsor any royalties or other compensation. TSRI shall have no obligation to notify or inform Sponsor of such use or licenses.

5. CONFIDENTIALITY AND PUBLICATION.

5.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [***] years after termination or expiration of this Agreement, the receiving party will (a) maintain in confidence all Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the disclosing party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (and, if and to the extent applicable, the Exclusive License Agreement).

5.2 Publications. Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy. TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of [***] days to review the publication to (i) ascertain whether Sponsor’s Confidential Information would be disclosed by the publication; and (ii) ascertain whether or not submission or presentation of the publication would preclude the parties from obtaining patent rights claiming Technology disclosed therein unless an application is filed with relevant patent authorities. If such publication discloses Sponsor’s Confidential Information and upon Sponsor’s written request, TSRI shall remove such Confidential Information or delay publication for up to an additional [***] days to allow Sponsor to protect its Confidential Information by filing a patent application(s). In the event that Sponsor identifies any potentially patentable Technology with respect to which it wishes to file, or have TSRI file (as applicable), patent application(s), Sponsor shall notify TSRI of such in writing. Upon such notification, TSRI shall, at its option, either delete the enabling portion of the proposed publication or presentation, or withhold publication or delay presentation for up to an additional [***] days to allow filing of patent application(s). Absent receipt by TSRI of any written instruction by Sponsor within the [***] day period, TSRI shall be free to publish the proposed publication.

5.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to the performance hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

6. WARRANTIES.

6.1 Limited Warranty. TSRI hereby represents and warrants that it has full right and power to enter into this Agreement. TSRI MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS, BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT, PROCESS, SERVICE, BIOLOGICAL MATERIAL, OR RESEARCH TOOL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE PATENT RIGHTS, RESEARCH TOOLS OR BIOLOGICAL MATERIALS ARE SUITABLE FOR SPONSOR’S PURPOSES.

IN NO EVENT SHALL [***] BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

7. TERM AND TERMINATION.

7.1 Term. Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) August 31, 2017, and (b) the completion of the Research Program.

7.2 Termination by Sponsor. Sponsor may terminate this Agreement by giving thirty (30) days advance written notice of termination to TSRI.

7.3 Termination Upon Default. Except as specified in Section 7.4, the failure of a party to perform any obligation required of it to be performed hereunder and the failure to cure within sixty (60) days (or, in the case of any failure by Sponsor to make any payment hereunder when due, within thirty (30) days) after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder. Upon the occurrence of an event of default that is not cured within the applicable notice period, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.3 shall not relieve the defaulting party of liability and damages to the non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.4 Termination Upon Insolvency. This Agreement may be terminated by a party upon written notice of termination to the other party (“Insolvent Party”) in the event of the filing of bankruptcy by the Insolvent Party, or the appointment of a receiver of any of the

Insolvent Party’s assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any involuntary bankruptcy proceedings against the Insolvent Party under any bankruptcy law that are not dismissed within sixty (60) days after institution. Termination shall be effective upon the date specified in this notice.

7.5 Effect of Expiration or Termination.

(a) Termination Upon Default of Sponsor. Upon the termination of this Agreement by reason of a default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the rights and obligations of the parties that accrued prior to the effective date of such termination (including, without limitation, the obligation of Sponsor to make any and all final payments accrued prior to the date of termination and the obligation of the parties to make all reports required hereunder), and except as provided below. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect (such as, but not limited to, the Exclusive License Agreement) except as expressly provided therein. In addition, upon such termination, Sponsor’s Option under Section 3.1 shall be deemed automatically cancelled, and Sections 4, 6, 7, 8 and 9 shall survive any such termination.

(b) Expiration or Termination upon Default of TSRI. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for Technology conceived or reduced to practice up to the date of said expiration or termination; Sponsor shall have the right to exercise its option with respect to said Technology in accordance with the schedule and procedures specified in Sections 3.3 and 3.4 above; and any non-exclusive licenses that have been granted under Section 3.1 shall survive. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties (such as, but not limited to, the Exclusive License Agreement) shall continue in effect. No such expiration or termination of this Agreement shall affect the rights and obligations of the parties that accrued prior to the effective date of such expiration or termination. In addition, upon such expiration or termination, Sections 4, 6, 7, 8 and 9 shall survive.

8. ASSIGNMENT; SUCCESSORS.

8.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Sponsor are void except to an Affiliate of Sponsor, without the prior written consent of TSRI.

8.2 Binding Upon Successors and Assigns. Any and all assignments of this Agreement or any rights granted hereunder by Sponsor without the prior written consent of TSRI are void, except that, without the prior written consent of TSRI, (a) Sponsor may assign this Agreement and its rights and obligations hereunder to an Affiliate of Sponsor; and

(b) Sponsor may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of Sponsor’s business or assets to a third party, whether by merger, sale of stock, sale of assets or otherwise, subject to Section 8.2 hereof.

9. GENERAL PROVISIONS.

9.1 Independent Contractors. The relationship between TSRI and Sponsor is that of independent contractors. TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

9.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

(a) Location. The location of the arbitration shall be in the County of San Diego. TSRI and Sponsor hereby irrevocably submit to the exclusive jurisdiction and venue of the American Arbitration Association arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 9.2(e) below, and waive any right to contest or otherwise object to such jurisdiction or venue.

(b) Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between TSRI and Sponsor. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

(c) Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

(d) Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

(e) Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder. In addition, no claim, dispute or controversy that concerns the validity, enforceability, scope or infringement of a patent, trademark or copyright shall be subject to arbitration or any other provision of this Section 9.2.

(f) Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

(g) Confidentiality. Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws, but will use commercially reasonably efforts to seek confidential treatment for such disclosure.

9.3 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous written or oral agreements. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

9.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California notwithstanding any conflicts or choice of laws provisions.

9.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising, sale or performance of products, processes, services, Biological Materials or Research Tools is expressly prohibited.

9.6 Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: Director, Technology Development
Fax No.:

With a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.:

FOR SPONSOR:	Vividion Therapeutics, Inc.
Attn: Chief Executive Officer
C/O Cardinal Partners 230 Nassau Street Princeton NJ 08540

Notices shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the U.S. mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

9.10 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

9.11 Indemnity. Sponsor shall indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all claims, suits, actions, damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by or asserted against the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claim”), that arise out of or relate to any third party allegations or suits regarding Sponsor’s use of the Technology or the exercise of its non-exclusive license rights under Section 3.1(b). Sponsor shall not enter into any settlement of such Claims that imposes any obligation on TSRI, that does not unconditionally release TSRI from all liability or that would have an adverse effect on TSRI’s reputation or business without TSRI’s prior written consent. In the event an Indemnitee seeks indemnification with respect to a Claim under this Section 9.11, it shall notify Sponsor in writing of such Claim as soon as reasonably practicable after it receives notice of such Claim, shall permit Sponsor to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration, subject to the limitations of the preceding sentence) using counsel selected by Sponsor and reasonably acceptable to TSRI, and shall cooperate as reasonably requested (at the expense of Sponsor) in the defense of the Claim. Notwithstanding the above, Indemnitees, at [***] expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Sponsor fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right to defend themselves, and in that case, Sponsor shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within [***] days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sponsor to Indemnitees.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE		VIVIDION THERAPEUTICS

By:	/s/ Scott Forrest	By:	/s/ John K. Clarke
	Scott Forrest		John K. Clarke
Title:	Business Development, VP	Title:	President

EXHIBIT A

RESEARCH PROGRAM

Vividion SFP – Bullet-Point Objectives

[***]

EXHIBIT B

Principal Investigator/Program Director (Last, First, Middle): Cravatt, Benjamin F.

EXHIBIT C

FORM OF MATERIAL TRANSFER AGREEMENT

THE SCRIPPS RESEARCH INSTITUTE

AMENDMENT TO RESEARCH FUNDING AND OPTION AGREEMENT

This is an Amendment, dated as of December 13, 2016 (this “Amendment”) to the Research Funding and Option Agreement, dated September 15, 2014 (the “Funding Agreement”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation (“Sponsor”).

RECITALS

A. TSRI and Sponsor entered into the Funding Agreement and have been operating under the Funding Agreement since its effective date.

B. TSRI and Sponsor have determined that it is in the best interest of both TSRI and Sponsor to amend the Funding Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TSRI and Sponsor hereby agree as follows:

1. Amendment of Section 3.1 (a). Paragraph (a) of Section 3.1 of the Funding Agreement is hereby amended by deleting the last sentence of such paragraph.

2. Continuation of Funding Agreement. In all other respects the Funding Agreement remains in full force and effect as originally executed.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		VIVIDION THERAPEUTICS, INC.

By:	/s/ Eric Topol	By:	/s/ John K. Clarke
Title:	Vice President	Title:	President

AMENDMENT NO.2 TO RESEARCH FUNDING AND OPTION AGREEMENT

This is Amendment 2, dated as of February 15, 2017 (this “Amendment”) to the Research Funding and Option Agreement, dated September 15, 2014, and as amended on December 13, 2016 (the “Funding Agreement”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation (“Sponsor”).

RECITALS

A. TSRI and Sponsor entered into the Funding Agreement and have been operating under the Funding Agreement since its effective date.

B. TSRI and Sponsor have determined that it is in the best interest of both TSRI and Sponsor to extend the term of the Funding Agreement and amend the scope of the Research Program as set forth in this Amendment for additional funding.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TSRI and Sponsor hereby agree as follows:

1. The Funding Agreement is amended to include the attached Exhibit A-2, which lists additional aims to the Research Program for the Funding Agreement. Exhibit A-2 is incorporated into and made part of the Funding Agreement. References to Exhibit A in Paragraph 1.9 of the Funding Agreement are amended to also refer to Exhibit A-2.

2. The Funding Agreement is amended to include the attached Exhibit B-2, which lists the applicable cost information for additional aims to the Research Program being added to the Funding Agreement. Exhibit B-2 is incorporated into and made part of the Agreement. References to Exhibit B in Paragraph 2.4 of the Funding Agreement are amended to also refer to Exhibit B-2.

3. Section 2.4 of the Funding Agreement, entitled “Financial and Staffing Obligations” is hereby amended to include the following after the sentence “The first payment for the period starting on the Effective Date and continuing through March 15, 2015 shall be $[***] US Dollars.”:

For the period September 15, 2016 through February 14, 2017 the payment shall be [***]. For each of the six month periods beginning February 15, 2017 and ending February 14, 2020 the payment shall be $[***].

4. Section 7.2 Term. The date “August 31, 2017” shall be deleted and replaced with February 14, 2020.

5. Continuation of Funding Agreement. In all other respects the Funding Agreement remains in full force and effect as originally executed.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE		V1VIDION THERAPEUTICS, INC.

By:	/s/ Matt Tremblay	By:
Title:	Vice President, Business Development	Title:

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:	SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE	V1VIDION THERAPEUTICS, INC.

By:	By:	/s/ John Clarke

Title:	Title:	President

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EXHIBIT A-2

RESEARCH PROGRAM

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EXHIBIT B-2

BUDGET

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AMENDMENT NO. 3 TO RESEARCH FUNDING AND OPTION AGREEMENT

This is an Amendment 3, dated as of September 13, 2018 (this “Amendment”) to the Research Funding and Option Agreement, dated September 15, 2014 (the “Funding Agreement), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and VIVIDION THERAPEUTICS, INC., a Delaware corporation (“Sponsor”).

RECITALS

A.	TSRI and Sponsor entered into the Funding Agreement and have been operating under the Funding Agreement since its effective date.

B.	TSRI and Sponsor have determined that it is in the best interest of both TSRI and Sponsor to amend the Funding Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, TSRI and Sponsor hereby agree as follows:

1.

Amendment of Section 3.1 (b). Paragraph (b) of Section 3.1 of the Funding Agreement is hereby amended by deleting the second sentence of such paragraph and replacing it with the following: “Any transfer of materials from TSRI to Sponsor or from Sponsor to TSRI under this Section 3.1(b) shall require the execution of a Material Transfer Agreement.”

2.	Continuation of Funding Agreement. In all other respects the Funding Agreement remains in full force and effect as originally executed.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		VIVIDION THERAPEUTICS, INC.

Title:	/s/ Daniel J. Catron	Title:	/s/ G. Diego Miralles
Title:	17-Sep-2018	Title:	Chief Executive Officer

FOURTH AMENDMENT TO

RESEARCH FUNDING AND OPTION AGREEMENT

THIS FOURTH AMENDMENT TO THAT CERTAIN RESEARCH FUNDING AND OPTION AGREEMENT (the “Fourth Amendment”) is entered into as of January 17, 2020 (the “Amendment Effective Date”) by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation located at 10550 North Torrey Pines Road, La Jolla, California 92037 (“TSRI”), and Vividion Therapeutics, Inc. (“Sponsor”) located at 5820 Nancy Ridge Drive, San Diego, CA 92121.

RECITALS

WHEREAS, TSRI and Sponsor entered into that certain Research Funding and Option Agreement dated as of September 15, 2014 (the “Agreement”; TSRI 2014-0617);

WHEREAS, TSRI and sponsor have amended the Agreement as dated December 13, 2016 (the First Amendment), February 15, 2017 (the Second Amendment; TSRI 2017-0055), and September 13, 2018 (the Third Amendment);

WHEREAS, TSRI and Sponsor wish to amend the Agreement in the manner set forth in this Fourth Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Section 1.2 is hereby deleted in its entirety and replaced by:

1.2 Agreement Number. The original Agreement has been assigned TSRI number 2014-0617, the Second Amendment has been assigned TSRI number 2017-0055, and the Fourth Amendment has been assigned TSRI number 2020-0015.

2.	Term (section 7.2). The date “February 14, 2020” will be deleted and replaced with February 14, 2022.

3.	The Parties agree that Sponsor shall have an option to extend the Term for an additional one (1) year.

4.

Exhibit A. The Agreement is amended to include the attached Exhibit A-3, which updates the progress on the original aims. Exhibit A-3 is incorporated into and made part of the Agreement. References to Exhibit A in the Agreement are amended to also refer to Exhibit A-3.

5.

Exhibit B. The Agreement is amended to include the attached Exhibit B-3, which lists the applicable cost information being added to the Agreement. Exhibit B-3 is incorporated into and made part of the Agreement. References to Exhibit B in the Agreement are amended to also refer to Exhibit B-3.

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6.	Payments. The following payments are added to section 2.4(a):

12th payment: $[***]	Due: [***]
13th payment: $[***]	Due: [***]
14th payment: $[***]	Due: [***]
15th payment: $[***]	Due: [***]

7.	General Provisions. The Agreement is amended to add the following clause:

9.13 Export Controls. It is TSRI’s policy to remain fully in compliance at all times with all U.S. export control regulations, including but not limited to the Export Administration Regulations; International Traffic in Arms Regulations; and embargo sanctions under the Office of Foreign Assets Control (OFAC). All activities and/or transactions contemplated or hereby agreed to within this Agreement shall be strictly predicated on full compliance with all U.S. and international export control regulations including but not limited to restricted party prohibitions; export license requirements. In the event that Sponsor will be providing export controlled material to TSRI, Sponsor must first notify TSRI of its intention to provide this material in advance of shipment. Further, diversion of any kind of any item provided to Sponsor contrary to U.S. laws is strictly prohibited. In the event that such diversion occurs, TSRI shall not be held liable for any consequential liability, penalties, or enforcement actions undertaken by a U.S. Government agency or any other party in relation to such action.

8.	Full Force and Effect. Except as specifically amended by this Fourth Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

9.	Counterparts. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Agreement, First Amendment, Second Amendment, Third Amendment, and this Fourth Amendment (hereinafter collectively the “Agreement”) constitute the entire understanding of Sponsor and TSRI with respect to the subject matter hereof and supersede any prior understanding, oral or written, between the parties with respect hereto.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Fourth Amendment on the day and year first written above.

THE SCRIPPS RESEARCH INSTITUTE		“SPONSOR”

By:	/s/ Nikki Alvarez	By:	/s/ Jean Bemis

Name:	Nikki Alvarez	Name:	Jean Bemis

Title:	Director, Alliances	Title:	Head of Alliance Management

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EXHIBIT A-3: RESEARCH PROGRAM

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EXHIBIT B-3: BUDGET

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